Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP—Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager—Investor Relations
(713) 358-6430

CARRIZO OIL & GAS ANNOUNCES DELAWARE BASIN ACQUISITION

HOUSTON, August 14, 2018—Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has agreed to acquire Delaware Basin properties from Devon Energy Corporation (Devon) for $215 million in cash, subject to customary closing adjustments. Subject to market conditions, the Company plans to fund the purchase price with net proceeds from an equity offering announced concurrently with this release.

Acquisition Highlights

•	Approximately 10,600 gross (9,600 net) acres located in the Delaware Basin in Reeves and Ward counties, with the majority of the position adjacent to the Company’s existing acreage

•	High degree of operational control with more than 90% of net acreage operated

•	Minimal near-term drilling obligations as 94% of the acreage is held by production

•	Low average royalty of approximately 20%

•	Net production of approximately 2,500 Boe/d (60% oil)

•

More than 100 net potential de-risked drilling locations identified across the Wolfcamp A and B based on 7,000-ft. laterals, with significant upside potential from additional zones, further delineation, and future downspacing

•	Includes salt-water disposal wells that can be integrated into the Company’s system

•	Significant opportunities to generate efficiencies from increased scale, extension of lateral lengths, and integration of infrastructure

The acquisition is currently expected to close during the fourth quarter of 2018 and increases the Company’s acreage position in the Delaware Basin to approximately 46,000 net acres on a pro forma basis.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the acquisition, “This acquisition is an excellent fit with our existing Phantom-area acreage and meaningfully increases our scale in the area. Upon completion of the transaction, we will hold approximately 26,300 net acres in our Phantom area and 46,000 net acres in the Delaware Basin. The acquisition materially increases our inventory of de-risked drilling locations in the area as well as offers significant upside potential from delineating the entire position and testing additional zones. The acreage also has a high degree of operational control and minimal near-term drilling obligations. As a result, we expect to seamlessly integrate these assets into our existing development plan for the area, which currently assumes a ramp-up in activity in the second half of 2019 as Permian pipeline takeaway is forecast to increase. Over time, we see the potential to achieve meaningful efficiencies through optimizing future large-scale pad development, drilling longer-lateral wells, and integrating the existing infrastructure within our system.”

Carrizo has posted a presentation to its website at http://www.carrizo.com that provides maps and additional details on the properties to be acquired. The presentation can be found by clicking on “Investor Relations” and then “Presentations.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Statements in this release that are not historical facts, including but not limited to those related to our ability to realize integration or any other expected benefits or effects of any acquisition, the timing, final purchase price or consummation of the acquisition, capital requirements, upside potential, future downspacing, integration, effect on activity, opportunities for efficiencies, ability to market production, capital expenditure, guidance, production, the estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, expectations regarding growth, oil and gas prices, drilling and completion activities, drilling locations, including timing thereof, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding satisfaction of closing conditions of the acquisition, failure of the acquisition to close, failure to realize the anticipated benefits of the acquisition, effects of purchase price adjustments, market conditions, integration and other acquisition risks, results of typical post-signing diligence, exercise of third party purchase rights under area of mutual interest provisions under joint operating agreement, the results and timing of settlement of the proposed equity offering or alternate financing, midstream agreement provisions, transportation issues, well costs, estimated recoveries, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, performance of rig operators, spacing test results, availability of gathering systems, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2017 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all. In addition, the information regarding the acquisition in this press release assumes the party to a joint operating agreement with the Company does not exercise its right to purchase 20% of the acreage covered by the area of mutual interest after the closing of the acquisition.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any securities.